                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission Only
[X]  Definitive Proxy Statement                               (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                      PAN PACIFIC RETAIL PROPERTIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                   PANPACIFIC



                                                                    May 13, 1998



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Pan Pacific Retail Properties, Inc. to be held at 10:30 a.m., local time, on June 19, 1998 at the DoubleTree Hotel, in San Diego's Mission Valley, 7450 Hazard Center Drive, San Diego, California.

     At the Annual Meeting, you will be asked to consider and vote upon the election of one director to the Board of Directors of the Company.

     The election of the member of the Board of Directors of the Company is more fully described in the accompanying Proxy Statement. We urge you to review carefully the Proxy Statement.

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE TO THE BOARD OF DIRECTORS NAMED IN THE ACCOMPANYING PROXY STATEMENT.

     YOUR VOTE IS IMPORTANT TO THE COMPANY, WHETHER YOU OWN FEW OR MANY SHARES! Please complete, date and sign the enclosed proxy card and return it in the accompanying postage paid envelope, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

                                          Sincerely,

                                          PAN PACIFIC RETAIL PROPERTIES, INC.

                                          /s/ STUART A. TANZ
                                          -------------------------------------
                                          Stuart A. Tanz
                                          President and Chief Executive Officer







        1631-B.South Melrose Drive - Vista, CA 92083 - Telephone: (760)
                      727-1002 - Facsimile: (760) 727-1430
                              http://www.pprp.com

                      PAN PACIFIC RETAIL PROPERTIES, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

     Notice is hereby given that the annual meeting of stockholders of Pan Pacific Retail Properties, Inc., a Maryland corporation (the "Company"), will be held at the DoubleTree Hotel, in San Diego's Mission Valley, 7450 Hazard Center Drive, San Diego, California, on Friday, June 19, 1998, at 10:30 a.m., local time, for the following purposes:

     1. To elect one director, to serve a term of three years; and

     2. To transact such other business as may properly come before the meeting.

     The election of the director is more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

     During the course of the Annual Meeting, management will report on the current activities of the Company and comment on its future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and present their comments.

     The Board of Directors has fixed the close of business on May 13, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A list of such stockholders will be available for inspection at the offices of the Company at 1631-B South Melrose Drive, Vista, California, at least ten days prior to the Annual Meeting.

     If you plan to be present, please notify the undersigned so that identification can be prepared for you. Whether or not you plan to attend the Annual Meeting, please execute, date and return promptly the enclosed proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration.

                                          By order of the Board of Directors,

                                          /s/ DAVID L. ADLARD
                                          -------------------------------------
                                          David L. Adlard
                                          Secretary

Dated: May 13, 1998

                             YOUR VOTE IS IMPORTANT
        TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED
               PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE

                      PAN PACIFIC RETAIL PROPERTIES, INC.

                            ------------------------

                                PROXY STATEMENT

     This proxy statement is provided in connection with the solicitation of proxies to be used at the annual meeting of stockholders (the "Annual Meeting") of Pan Pacific Retail Properties, Inc., a Maryland corporation (the "Company"), to be held at the DoubleTree Hotel Mission Valley, 7450 Hazard Center Drive, San Diego, California, on Friday, June 19, 1998, at 10:30 a.m. This proxy will first be sent to stockholders by mail on or about May 19, 1998.

     At the Annual Meeting, holders of record of shares of the Company's Common Stock will consider and vote upon (i) the election of a member of the Board of Directors of the Company and (ii) such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PERSON NOMINATED TO BE ELECTED TO THE BOARD OF DIRECTORS. See "PROPOSAL ONE: ELECTION OF DIRECTOR."

     On May 13, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, the Company is expected to have 16,814,012 shares of common stock, par value $0.01 per share (the "Common Stock"), outstanding. Each such share of Common Stock is entitled to one vote on all matters properly brought before the meeting. Stockholders are not permitted to cumulate their shares of Common Stock for the purpose of electing directors or otherwise. Presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

     Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be cast at the Annual Meeting FOR the election of the person nominated to the Board of Directors. With respect to any other business which may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be cast at the discretion of the designated proxy holders. A stockholder may revoke his or her proxy at any time before exercise by delivering to the Secretary of the Company a written notice of such revocation, by filing with the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy.

     The election inspector will treat shares represented by properly signed and returned proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions do not constitute a vote "for" or "against" any matter and thus will not be counted as votes cast and will have no effect on the result of the vote.

     If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn).

     The Company will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of the Company will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

     No person is authorized to make any representation with respect to the matters described in this Proxy Statement other that those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person.

                       PROPOSAL ONE: ELECTION OF DIRECTOR

GENERAL

     The Company's Board of Directors currently consists of five directors divided into three classes, designated as Class I, Class II and Class III. Each class is elected to a three-year term and the election of directors is staggered, so that only one class of directors is elected at each annual meeting of stockholders. The Class I director term expires at the 1998 annual meeting of stockholders. As such, stockholders of record as of the record date, will be entitled to vote on the election of the Class I director for a three-year term at the Annual Meeting.

     At the Annual Meeting, the Common Stock represented by properly executed and returned proxies, unless otherwise specified, will be voted for the election of Melvin S. Adess, as a director, to serve for three years and until his respective successor is duly elected and qualifies.

     If for any reason the nominee is not a candidate (which is not expected) when the election occurs, it is intended that proxies will be voted for the election of a substitute nominee designated by the Board of Directors. The following information is furnished with respect to Melvin S. Adess.

     MELVIN S. ADESS. Age 53. Mr. Adess has been a director since August 1997. Since January 1975, Mr. Adess has been a partner in the Chicago office of the law firm of Kirkland & Ellis, where he was an associate lawyer from 1969 to December, 1974. Mr. Adess serves on various of his firm's management committees. Additionally, he has served on various taxation committees of the American Bar Association. Mr. Adess received a B.S. degree from Northwestern University and a J.D. degree from the University of Chicago. He is also an Illinois Certified Public Accountant.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

     Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the Annual Meeting, whether in person or by proxy, is required for approval of the proposal presented above. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this vote. In no event will the proxies be voted for more than one nominee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF MR. MELVIN S. ADESS AS DIRECTOR OF THE COMPANY.

INCUMBENT DIRECTORS

         NAME            AGE                        TITLE                         CLASS
-----------------------  ---    ----------------------------------------------    -----
Stuart A. Tanz           39     Director, Chairman, Chief Executive Officer       III
                                  and President
Mark J. Riedy            55     Director                                           II
Bernard M. Feldman       48     Director                                           II
Russell E. Tanz          38     Director                                          III

     STUART A. TANZ. Mr. Tanz has served as the Chairman, Chief Executive Officer and President and as a director of the Company since its formation. He has been involved in the real estate business for over 17 years. Mr. Tanz served as Chief Executive Officer of Pan Pacific Development (U.S.) Inc. ("PPD") from May 1996 to August 1997 and as a director and the President of PPD from April 1992 to August 1997. He served as a director and as the President and Chief Operating Officer of PPD's parent company, Pan Pacific Development Corporation ("PPDC"), from 1992 to December 1996, when PPDC was amalgamated into Revenue Properties Company Limited ("Revenue Properties"). He served as a director of Revenue

Properties from 1993 to August 1997 and as Co-Chief Executive Officer of Revenue Properties from May 1996 to August 1997. From 1985 to 1992, Mr. Tanz served as President of United Income Properties, Inc. where he developed property in Southern California. He was involved in land acquisitions for Bramalea Ltd. from 1982 to 1985. Mr. Tanz received his B.S. degree in Business Administration in 1980 from the University of Southern California.

     MARK J. RIEDY. Mr. Riedy has served as a member of the Board of Directors of the Company since its inception as a public company in August 1997. He has been a professor of real estate finance at the University of San Diego since 1993. From July 1988 to July 1992, he served as President and Chief Executive Officer of the National Council of Community Bankers. From July 1987 to July 1988, he served as President and Chief Operating Officer of the J.E. Robert Companies, a real estate workout firm. From January 1985 to July 1986, he served as President and Chief Operating Officer and a director of the Federal National Mortgage Association. Mr. Riedy currently serves on the boards of directors of Continental Savings Bank, AccuBanc Mortgage Corporation, Neighborhood Bancorp and American Residential Investment Trust. He received a B.A. degree in Economics from Loras College, an M.B.A. from Washington University and a Ph.D. in Business Economics from the University of Michigan in Ann Arbor.

     BERNARD M. FELDMAN. Mr. Feldman has served as a member of the Board of Directors of the Company since its inception as a public company in August 1997. He currently serves as the President and Chief Executive Officer of ICW Group of insurance companies, a position he has held since 1987. Mr. Feldman has also served as President and Chief Executive Officer of Western Insurance Holdings since 1991. From 1987 to present, he served as President and Chief Executive Officer of Insurance Company of the West. From 1982 to 1985, Mr. Feldman served as Vice President of Claims for the Insurance Company of the West.

     RUSSELL E. TANZ. Mr. Tanz has served as a member of the Board of Directors of the Company since its inception as a public company in August 1997. He served as a director of Revenue Properties from 1985 to August 1997. He also served as President and Co-Chief Executive Officer of Revenue Properties from May 1996 to August 1997. From 1992 through May 1996, Mr. Tanz was President and Chief Operating Officer and, from 1991 to 1992, Vice President of Shopping Centers of Revenue Properties. During his service in these positions, Mr. Tanz gained extensive experience in the management of the Canadian real estate portfolio of Revenue Properties which is comprised of retail, residential and office/commercial properties. He also served as a director of PPD from May 1996 to August 1997. Since August 1997 he has been active with a real estate consulting practice.

COMMITTEES OF THE BOARD

     Audit Committee. The Board of Directors established an audit committee (the "Audit Committee") to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee consists of Messrs. Adess, Feldman and Riedy, who are not employees, officers or affiliates of the Company or a subsidiary or division thereof, or a relative of a principal executive officer of the Company, or a member of an organization acting as advisor, consultant or legal counsel, receiving compensation on a continuing basis from the Company in addition to director's fees ("Independent Directors").

     Corporate Governance Committee. The Board of Directors established a corporate governance committee (the "Corporate Governance Committee") consisting of Independent Directors Messrs. Adess, Feldman and Riedy. The Corporate Governance Committee is responsible for providing counsel to the Board of Directors with respect to (i) organization, membership and function of the Board of Directors, (ii) structure and membership of the committees of the Board of Directors and (iii) succession planning for the executive management of the Company.

     Compensation Committee. The Board of Directors established an executive compensation committee (the "Compensation Committee") to establish remuneration levels for executive officers of the Company and implement the Company's Stock Incentive Plan (described below) and any other incentive programs. The Compensation Committee consists of Independent Directors Messrs. Adess, Feldman and Riedy.

     During the period ended December 31, 1997, the Board of Directors held six meetings. Of the incumbent members of the Board of Directors, none of the members attended less than 75% of the total number of eight meetings of the Board and meetings of the committees of the Board on which they served.

COMPENSATION OF DIRECTORS

     The Board of Directors is entitled to fix its own remuneration from time to time. Pursuant to such authority, each director other than Mr. Stuart Tanz was remunerated for his service as a director at the rate of $10,000 per annum. In addition, these Directors receive a fee of $1,500 for each Board of Directors meeting attended ($750 for telephonic attendance), a fee of $750 for each committee meeting attended on a day that does not include a Board of Directors meeting ($500 for telephonic attendance) and an additional fee of $250 for each committee meeting chaired by such director whether or not a Board of Directors meeting occurred on the same day. Directors are also reimbursed for reasonable expenses incurred to attend director and committee meetings. Officers of the Company who are directors are not paid any directors' fees. Each Independent Director also received, upon his initial election to the Board of Directors, options to purchase 10,000 shares of Common Stock, of which one third vested immediately and the remaining two thirds vest pro rata in annual installments over two years following the date of grant. Mr. Russell Tanz received, upon his initial election to the Board of Directors, an option to purchase 10,000 shares of Common Stock which vests pro rata in annual installments over three years following the date of grant. The stock options were issued pursuant to the 1997 Stock Option and Incentive Plan at an exercise price equal to the fair market value of the Common Stock at the date of grant.

EXECUTIVE OFFICERS OF THE COMPANY

      NAME                                     TITLE                              AGE
-----------------    ---------------------------------------------------------    ---
Stuart A. Tanz       Chairman, Chief Executive Officer, and President             39
David L. Adlard      Executive Vice President, Chief Financial Officer,           41
                       Secretary and Treasurer
Jeffrey S.           Executive Vice President, Chief Operating Officer            37
  Stauffer
Laurie A. Sneve      Vice President, Corporate Controller                         35
Michael B. Haines    Vice President, Corporate Accounting                         36

     Biographical information with respect to Mr. Tanz is set forth above under Incumbent Directors.

     DAVID L. ADLARD. Mr. Adlard has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since its formation. He was the Executive Vice President and Chief Financial Officer and a director of PPD from January 1995 to August 1997. Prior to joining PPD, Mr. Adlard was a Director of Real Estate Consulting at Price Waterhouse from 1992 to 1995. He has previously worked in the areas of acquisitions, research, project financing and financial management, development, leasing and property management. Mr. Adlard received his B.S. degree in Business Administration from California State Polytechnic University and his J.D. degree from Case Western Reserve University.

     JEFFREY S. STAUFFER. In March 1998, Mr. Stauffer was named Executive Vice President and Chief Operating Officer of the Company. From the Company's formation until such appointment, Mr. Stauffer served as Senior Vice President, Operations and Development of the Company. He served as Senior Vice President of Operations for PPD from January 1993 to August 1997. Mr. Stauffer has been involved in the shopping center industry for 13 years. From 1985 to 1990 he was the Director of Commercial Property Management for Realty Holding Group in Las Vegas, Nevada. He was State Director for the International Council of Shopping Centers from 1990 to 1993 and is also a Certified Shopping Center Manager. Mr. Stauffer received both his B.A. degree in Economics and his M.A. degree in Economics from Western Illinois University.

     LAURIE A. SNEVE. Ms. Sneve has served as Vice President and Controller of the Company since its formation. Ms. Sneve is responsible for all corporate and property accounting, financial and tax reporting and management controls. From March 1995 to August 1997, Ms. Sneve served as the Vice President and

Corporate Controller of PPD. Prior to joining PPD, Ms. Sneve was Controller and Director of Accounting for The Hahn Company, where she worked for over six years. Ms. Sneve became licensed as a Certified Public Accountant during her tenure with Arthur Andersen & Company from 1985 to 1988 where she practiced in both the Philadelphia and San Diego offices. She graduated from Pennsylvania State University, earning her B.S. degree in Accounting.

     MICHAEL B. HAINES. In September 1997, Mr. Haines was named Vice President, Corporate Accounting of the Company. Prior to such appointment he served as Corporate Assistant Controller of the Company and held the same position at PPD from March 1995 to August 1997. Mr. Haines is responsible for corporate financial reporting and management controls. Prior to joining PPD, Mr. Haines was Director of Internal Audit for The Hahn Company from 1990 to 1995. Mr. Haines became licensed as a Certified Public Accountant after his tenure with Deloitte & Touche LLP in San Diego from 1989 to 1990. He graduated from San Diego State University, earning his B.S. degree in Business Administration with an emphasis in Accounting.

EXECUTIVE COMPENSATION

     Prior to the initial public offering which closed on August 13, 1997 (the "IPO"), the Company did not pay any compensation to its officers. These officers were formerly employed and compensated by PPD, the Company's predecessor. The following table below sets forth the base salary and other compensation paid during the period on and after August 13, 1997 through December 31, 1997 (the "Initial Period") to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose annualized compensation in the Initial Period would have exceeded $100,000 (the "Named Executive Officers"). The Company has entered into employment agreements with certain of its executive officers as described below.

SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                     LONG TERM COMPENSATION
                                  -----------------------------------   ------------------------------------------
                                                           OTHER        RESTRICTED   SECURITIES
                         FISCAL                           ANNUAL          STOCK      UNDERLYING         OTHER
NAME/PRINCIPAL POSITION   YEAR    SALARY(1)   BONUS   COMPENSATION(2)   AWARDS(3)    OPTIONS(4)    COMPENSATION(5)
-----------------------  ------   ---------   -----   ---------------   ----------   -----------   ---------------
Stuart A. Tanz            1997    $108,750     --         $5,250        $1,950,000     225,000         $1,763
  President and Chief
  Executive Officer
David L. Adlard           1997    $ 53,063     --         $1,750        $  195,000     100,000         $2,425
  Executive Vice
  President and Chief
  Financial Officer
Jeffrey S. Stauffer       1997    $ 52,178     --         $1,400        $  195,000     100,000         $2,371
  Executive Vice
  President, Chief
  Operating Officer
Laurie A. Sneve           1997    $ 36,937     --             --                --      80,000         $1,679
  Vice President and
  Controller

---------------
(1) Represents amounts earned during 1997 by Messrs. Stuart A. Tanz, David L. Adlard, Jeffrey S. Stauffer and Ms. Laurie A. Sneve at annual salaries of $290,000, $141,500, $139,140 and $98,500, respectively. Their employment by the Company began on or about August 13, 1997 with the completion of the Company's IPO.

(2) Represents car allowance compensation.

(3) Represents the value of restricted stock awarded at the completion of the Company's IPO based on the initial public offering price of $19.50 per share. Messrs. Stuart A. Tanz, David L. Adlard and Jeffrey S. Stauffer were awarded 100,000, 10,000 and 10,000 shares of restricted stock, respectively. The restricted stock vests 33 1/3% per year over a three-year period from the date of grant. Dividends are paid on the restricted stock awards. Based on the closing price of the Company's common stock of $21.375 at December 31, 1997, the value of the stock awards was $2,137,500, $213,750, and $213,750, respectively.

(4) The Company has not, to date, granted any stock appreciation rights under the Stock Option and Incentive Plan.

(5) Represents 401(k) contributions by the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to the awarding of stock options in 1997 to the Named Executive Officers included in the Summary Compensation Table.

                                                           INDIVIDUAL GRANTS
                                        -------------------------------------------------------
                                        NUMBER OF    PERCENT OF TOTAL
                                        SECURITIES   OPTIONS GRANTED                              GRANT DATE
                                        UNDERLYING   TO EMPLOYEES IN    EXERCISE    EXPIRATION     PRESENT
                 NAME                   OPTIONS(1)     FISCAL YEAR       PRICE         DATE        VALUE(2)
--------------------------------------  ----------   ----------------   --------   ------------   ----------
Stuart A. Tanz                           225,000           25.0%         $19.50    August, 2004    $594,000
David L. Adlard                          100,000           11.1%         $19.50    August, 2004    $264,000
Jeffrey S. Stauffer                      100,000           11.1%         $19.50    August, 2004    $264,000
Laurie S. Sneve                           80,000            8.9%         $19.50    August, 2004    $211,200

---------------
(1) All options granted in 1997 were granted in connection with the completion of the IPO in August 1997, become exercisable in three equal installments beginning on the first anniversary of the date of grant and have a term of 7 years subject to earlier termination in certain events related to termination of employment.

(2) Based on the Black-Scholes options pricing model adapted for use in valuing stock options. The following assumptions were used in determining the values set forth in the table: (i) expected volatility of 22.05% calculated in accordance with the provisions of SFAS No. 123; (ii) a risk-free rate of return of 6.5% (which percentage represents the assumed yield on a United States Government Zero Coupon bond with a 7-year maturity prevailing on or about the date on which the respective options were granted); (iii) a dividend yield of 6.75%; and (iv) an expected life of 5 years. No adjustments were made for nontransferability or risk of forfeiture of the options. The calculations were made using the option exercise price of $19.50. The estimated present values in the table are not intended to provide, nor should they be interpreted as providing, any indication or assurance concerning future values of the Common Shares.

       AGGREGATE OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES

     The following table sets forth information with respect to the value of options held by the Named Executive Officers included in the Summary Compensation Table on December 31, 1997.

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                OPTIONS AT 1997             IN-THE-MONEY OPTIONS
                                                                  YEAR-END(1)               AT 1997 YEAR-END(2)
                             SHARES ACQUIRED    VALUE     ---------------------------   ----------------------------
           NAME                ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXCERCISABLE   UNEXERCISABLE
---------------------------  ---------------   --------   -----------   -------------   ------------   -------------
Stuart A. Tanz                     --            --           --           225,000          --           $421,875
David L. Adlard                    --            --           --           100,000          --           $187,500
Jeffrey S. Stauffer                --            --           --           100,000          --           $187,500
Laurie A. Sneve                    --            --           --            80,000          --           $150,000

---------------
(1) The options granted in 1997 were granted in connection with the completion of the IPO in August 1997, become exercisable in three equal installments beginning on the first anniversary of the date of grant and have a term of 7 years subject to earlier termination in certain events related to termination of employment.

(2) Based on closing price of $21.375 per share of Common Stock on December 31, 1997, as reported by the New York Stock Exchange.

EMPLOYMENT AGREEMENTS

     Stuart Tanz, David Adlard, and Jeffrey Stauffer have each entered into employment agreements with the Company. Stuart Tanz's employment agreement has an initial term of three years and David Adlard's and Jeffrey Stauffer's employment agreements each have initial terms of two years. All of these employment agreements provide for automatic one-year extensions following expiration of the initial term. The employment agreements require each of these individuals to be employed full time by the Company and prohibit them from becoming directors, officers or employees of Revenue Properties or PPD. Laurie Sneve has also agreed that she will not accept employment with Revenue Properties or PPD for as long as she is employed by the Company.

     For the first year of the initial term, the employment agreements provide for an initial annual base compensation in the amounts set forth in footnote (1) to the Summary Compensation table with the amount of any initial bonus to be determined by the Compensation Committee. For subsequent years, both the amount of the base compensation and any bonus will be determined by the Compensation Committee.

     The employment agreements entitle the executives to participate in the 1997 Stock Option and Incentive Plan (each executive was initially allocated the number of stock options set forth in the Summary Compensation table) and to receive certain other insurance and pension benefits. In addition, in the event of a termination by the Company without "cause," a termination by the executive for "good reason," or a termination pursuant to a "change in control" of the Company (as such terms are defined in the employment agreements) (each, a "Permitted Severance Event"), Stuart Tanz will be entitled to a single severance payment equal to the sum of two times his annual base compensation for the most recent 12 month period plus an amount equal to his most recent bonus. David Adlard and Jeffrey Stauffer will be entitled to a single severance payment equal to the sum of their respective annual base compensation for the most recent nine month period (Mr. Stauffer) and six month period (Mr. Adlard); provided, however, that for each full year of service with the Company, the number of months of base compensation in the severance payment shall be increased by one month (subject to an overall cap of 18 months). Each of Messrs. Tanz (for one year), Adlard (for six months) and Stauffer (for one year) will be subject to a non-competition covenant if their employment with the Company ceases for any reason other than a Permitted Severance Event.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The amount of compensation paid by the Company to Stuart Tanz, David Adlard, Jeffrey Stauffer and Laurie Sneve in the year ended December 31, 1997, in the case of base salaries, bonuses, and other compensation, was determined prior to the completion of the Company's IPO on August 13, 1997. Employment agreements were entered into with Messrs. Tanz, Adlard and Stauffer at that time. In 1997, executive compensation consisted solely of base salary and other compensation, grants of stock options under the Company's Stock Option and Incentive Plan that vest over time to Messrs. Tanz, Adlard, Stauffer and Ms. Sneve, and restricted share awards to Messrs. Tanz, Adlard and Stauffer.

     Executive Compensation Philosophy. The Compensation Committee believes that a fundamental goal of the Company's executive compensation program is to provide incentives to create value for the Company's stockholders. The primary objectives of the Committee in determining executive compensation for 1998 will be (i) to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and align their compensation with the Company's overall business strategies and (ii) to provide each executive officer with a significant equity stake in the Company through stock options and stock ownership. The Compensation Committee will annually consider the appropriate combination of cash and stock-based compensation and weigh the competitiveness of the Company's overall compensation arrangements in relation to comparable real estate investment trusts. From time to time the Compensation Committee may retain compensation and other management consultants to assist with, among other things, structuring the Company's various compensation programs and determining appropriate levels of salary, bonus and other compensatory awards payable to the Company's executive officers and key employees, as well as guide the Company in the development of near-term and long-term individual performance objectives necessary to achieve long-term profitability.

     Base Salaries and Other Compensation. The base compensation and other compensation for the Company's executive officers was established prior to the completion of the Company's IPO on August 13, 1997 in a manner consistent with their then existing compensation levels. Base compensation was set to compensate the officers for the functions they would perform. While no specific formula was used to determine base compensation levels for the Company's executive officers, the Compensation Committee believes that the base salaries are generally in line with those of other publicly held real estate investment trusts the Compensation Committee has reviewed, some of which entities are included in the National Association of Real Estate Investment Trusts ("NAREIT") Equity REIT Index. Base salaries will be reviewed annually and may be changed by the Compensation Committee in accordance with certain criteria determined primarily on the bases of growth of revenues and funds from operation per share of Common Stock and on the basis of certain other factors, which include: (i) individual performance,
(ii) the functions performed by the executive officer, and (iii) changes in the compensation within the peer group in which the Company competes for executive talent. The weight given such factors by the Compensation Committee may vary from individual to individual.

     Annual Bonus Compensation. No cash bonuses were paid to executive officers with respect to the period following the completion of the Company's IPO on August 13, 1997 and the balance of the year. The Company's policy of awarding annual bonuses is designed to specifically relate executive pay to Company and individual performance. As a pay-for-performance program, cash bonuses provide financial rewards for the achievement of substantive Company and personal objectives.

     Employee Stock Option Plan. The Company's Stock Option and Incentive Plan relates closely to traditional forms of equity-oriented compensation in the commercial real estate industry. The purpose of the options grants is to aid in the Company attracting and retaining quality employees, thereby advancing the interests of the Company's stockholders by offering employees an incentive to maximize their efforts to promote the Company's economic performance. In addition, to assist the Company in retaining employees and encouraging them to seek long-term appreciation in the value of the Company's stock, options are generally not exercisable immediately upon grant, but rather vest over a period of years. Awards granted under the Company's Stock Option and Incentive Plan are based upon a number of factors, including (i) the executive officer's or key employee's position in the Company, (ii) his or her performance and responsibilities, (iii) the extent to which he or she already holds an equity stake in the Company, (iv) equity participation levels of comparable executives and key employees at other companies in the compensation peer group, and (v) individual contribution to the success of the Company. The Stock Option and Incentive Plan does not provide any formulated method for weighting these factors, and a decision to grant an award is based primarily upon the Compensation Committee's evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question. During 1997, stock options at an exercise price of $19.50 per share were granted to Stuart A. Tanz, David L. Adlard, Jeffrey S. Stauffer and Laurie A. Sneve. Options granted to these executives totaled 225,000, 100,000, 100,000, and 80,000, respectively.

     401(k) Plan. The Company established a Section 401(k) Savings/Retirement Plan (the "Section 401(k) Plan") to cover eligible employees of the Company and any designated affiliate. The Section 401(k) Plan permits eligible employees of the Company to defer up to 15% of their annual compensation, subject to certain limitations imposed by the Code. The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the Section 401(k) Plan. The Company currently makes matching contributions up to 1% of the eligible employees' annual compensation, which matching contributions vest based upon the employees' tenure with the Company.

     The Section 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by the Company to the Section 401(k) Plan, and income earned thereon, are not taxable to employees until withdrawn from the Section 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

     Chief Executive Officer Compensation. Stuart A. Tanz received a base salary during 1997, for the initial period prior to the closing of the Company's IPO on August 13, 1997, at an annual rate of $285,000. The salary for the post IPO period is pursuant to the employment agreement entered into with him at the time of the IPO at an annual rate of $290,000. Mr. Tanz also received an option to purchase 225,000 shares of Common Stock at an exercise price of $19.50 per share, and an award of 100,000 shares of Restricted Stock under the Company's Stock Option and Incentive Plan. The Restricted share award vests ratably over a three year period of time. No bonuses were paid to Mr. Tanz by the Company during 1997. The Compensation Committee recognizes Mr. Tanz's contributions to the Company's successful initial public offering, the substantial growth in revenue and funds from operation per share for the Company, and the successful operations of the Company. The board and its Compensation Committee feel Mr. Tanz's compensation is commensurate with the compensation of chief executive officers of competitive real estate investments trusts, and have deemed Mr. Tanz's salary, stock option and stock awards and total compensation appropriate in light of Mr. Tanz's substantial contribution to the Company's growth and success in 1997.

     Rule 162(m). The 1993 Omnibus Budget Reconciliation Act ("OBRA") became law in August 1993. Under the new law, income tax deductions of publicly-traded companies in tax years beginning on or after January 1, 1994 may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any "excess parachute-payments" as defined in Section 280G of the Code) in any one year. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based". To qualify as "performance-based", compensation payments must be based solely upon the achievement of objective performance goals and be made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the compensation committee must certify that the performance goals were achieved before payments can be made.

     The Compensation Committee has designed the Company's compensation to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance-based". The Company may, however, pay compensation which is not deductible in limited circumstances when sound management of the Company so requires.

                                          Submitted By:

                                          Bernard M. Feldman, Chairman
                                          Mark J. Riedy
                                          Melvin S. Adess

     The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

COMPLIANCE WITH FEDERAL SECURITIES LAWS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Insiders"), to file with the Commission initial reports of ownership and reports of changes in ownership of Pan Pacific Retail Properties, Inc. Common Stock and other equity securities of the Company. Insiders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of copies of Forms 3, 4 and 5, and the amendments thereto, received by the Company for the year ended December 31, 1997, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the period ended December 31, 1997, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Company's stock other than the Form 3 filed for each of Mr. Riedy and Mr. Adess which incorrectly listed the number of shares they owned due to administrative oversight.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Shares of the Company as of April 29, 1998 (except as otherwise disclosed in the notes below), by (a) the Company's Directors, (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares, (c) the Company's Chief Executive Officer and the Company's Executive Officers, and (d) the Company's Executive Officers and Directors as a group. Except as otherwise described in the notes below, the Company believes that the following beneficial owners, based on information furnished by such owners, have sole voting power and sole investment power with respect to all Common Shares set forth opposite their respective names.

                                                              NUMBER OF COMMON SHARES   PERCENTAGE
                                                                BENEFICIALLY OWNED      OWNERSHIP
                                                              -----------------------   ----------
Pan Pacific Development (U.S.), Inc. and subsidiaries
  ("PPD")...................................................         8,634,012            51.35%
  131 Bloor Street, Suite 300
  Toronto, Ontario M5S 1R1

The Equitable Companies Incorporated(1).....................         1,146,300             6.81%
  1290 Avenue of the Americas
  New York, New York 10104

Stuart A. Tanz..............................................           100,100                *
  1631-B South Melrose Drive
  Vista, California 92083

David L. Adlard.............................................            10,100                *
  1631-B South Melrose Drive
  Vista, California 92083

Jeffrey S. Stauffer.........................................            10,000                *
  1631-B South Melrose Drive
  Vista, California 92083

Michael B. Haines...........................................               250                *
  1631-B South Melrose Drive
  Vista, California 92083

Laurie A. Sneve.............................................               100                *
  1631-B South Melrose Drive
  Vista, California 92083

Russell E. Tanz.............................................                --               --
  1631-B South Melrose Drive
  Vista, California 92083

Mark J. Riedy(2)............................................             4,333                *
  1631-B South Melrose Drive
  Vista, California 92083

Bernard M. Feldman(2).......................................             3,333                *
  1631-B South Melrose Drive
  Vista, California 92083

Melvin S. Adess(2)..........................................             9,833                *
  1631-B South Melrose Drive
  Vista, California 92083

All Executive Officers and Directors as a Group (9
  persons)..................................................           138,049                *

---------------
 *  Less than 1%

(1) According to a Schedule 13G filed with the Securities and Exchange Commission, the person has shared voting power and sole dispositive power with respect to 1,145,300 of such shares, and shared dispositive power with respect to 1,000 of such shares as of December 31, 1997.

(2) Includes one third of the options granted upon initial election to the Board of Directors which vested immediately.

PERFORMANCE GRAPH

     As a part of the rules concerning executive compensation disclosure, the Company is obligated to provide a chart comparing the yearly percentage change in the cumulative total stockholder return on the Common Stock over a five-year period. However, since the Common Stock has been publicly traded only since August 8, 1997 such information is provided from this date through December 31, 1997.

     Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Common Shares with the cumulative total return of a hypothetical investment in each of the Standard & Poor's Composite -- 500 Index and the NAREIT Equity REIT Total Return Index based upon the respective market prices of each such investment on the dates shown below, assuming an initial investment of $100 on August 8, 1997, and as required by the Commission, the reinvestment of dividends.

                                                                               NAREIT Equity
        Measurement Period          Pan Pacific Retail                       REIT Total Return
      (Fiscal Year Covered)         Properties, Inc.        S&P 500 Index          Index
      ---------------------         ------------------      -------------    -----------------
            8-Aug-97                      100.00                100.00              100.00
           31-Dec-97                      137.59                107.74              106.70

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain directors and executive officers of the Company (or members of their immediate families) and persons who hold more than 5% of the outstanding shares of Common Stock have direct or indirect interests in transactions which have been consummated by the Company, including the transfer of certain shopping center properties and entities owning shopping center properties to the Company by PPD and the repayment of certain indebtedness encumbering the shopping center properties in connection with the Company's initial public offering of Common Stock in August 1997 (the "IPO").

     Terms of Transfers. The terms of the transfers of the Company's initial portfolio of properties (or entities owning the properties) to the Company by PPD in connection with the IPO were not determined through arm's-length negotiation. PPD had substantial economic interest in the entities transferring the properties and the entities that were merged into the Company.

     Director Designation. In connection with the IPO, PPD received the right to nominate two persons for election to the Board of Directors of the Company so long as PPD and its affiliates collectively beneficially own at least 25% of the outstanding shares of Common Stock.

     Registration Rights. In connection with the IPO, PPD received certain registration rights with respect to shares of Common Stock issued.

     Assignment of Lease. Concurrently with the completion of the IPO, PPD assigned the Company all of its interest as a tenant in a lease covering the space currently serving as the headquarters of the Company at Melrose Village Plaza in Vista, California.

     Preemptive Rights. In connection with the IPO, PPD has certain participation rights in connection with future issuances of Common Stock by the Company which will enable PPD to maintain its overall percentage ownership of the Common Stock of the Company.

     Non-Competition Agreement. In connection with the IPO, PPD and Revenue Properties agreed that they will not, without the consent of the Company acting through its Independent Directors, acquire, develop or manage any shopping centers in the Western United States and will refer all such opportunities to the Company. These restrictions will lapse when PPD's common stock ownership of the Company falls below 15%, calculated on a fully diluted basis.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP served as independent public accountants to the Company during 1997 and is expected to do so in 1998. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any stockholder proposals intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company at 1631-B South Melrose Drive, Vista, California, 92083 on or before November 20, 1998, for inclusion in the Company's Proxy statement and form of proxy relating to the 1999 Annual Meeting of Stockholders.

OTHER MATTERS

     The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof and in the direction of the proxy holders.

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                             By order of the Board of Directors,


                                             David L. Adlard
                                             Secretary

Dated: May 13, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                      PAN PACIFIC RETAIL PROPERTIES, INC.
                           1631-B SOUTH MELROSE DRIVE
                            VISTA, CALIFORNIA 92083

     The undersigned, a stockholder of Pan Pacific Retail Properties, Inc., a Maryland corporation, hereby appoints Stuart A. Tanz and Mark J. Riedy and each or either of them as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of Common Stock of Pan Pacific Retail Properties, Inc. which the undersigned is entitled to vote at the Annual Meeting of the Company to be held on June 19, 1998, and any and all adjournments thereof, in the manner specified.

1. Election of Director nominated by the Board of Directors - Class I

   Nominee: Melvin S. Adess

     [ ] FOR     [ ] WITHHELD

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,
                       WILL BE VOTED "FOR" PROPOSAL ONE.


Should any other matters requiring a vote of the stockholders arise, the above named proxies are authorized to vote the same in accordance with their best judgement in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matter set forth herein.

Dated: _____________________________________________, 1998

       _____________________________________________ (SEAL)

       _____________________________________________ (SEAL)

(Please sign exactly as name or names appear hereon. Executors, administrators, trustees or other representatives should so indicate when signing.)